STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

SMTP, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

First: That the name of this corporation (the “Corporation”) is SMTP, Inc.

Second: That this Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on November 22, 2010 (the “Certificate of Incorporation”).

Third: The Board of Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted the following amendments to the Certificate of Incorporation:

Fourth: That Article FIRST of the Certificate of Incorporation is amended to read in its entirety as follows:

First: That the name of this corporation (the “Corporation”) is SharpSpring, Inc.

Fifth: This Certificate of Amendment to the Certificate of Incorporation of the Corporation shall become effective on November 30, 2015, at 5:01 pm Eastern Time.

Sixth: That said amendments to the Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 18th day of November, 2015.

SMTP, INC.

By:	/s/ Edward Lawton
Edward Lawton,
Chief Financial Officer